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Exhibit 99.1


FOR:                       ACTION PRODUCTS INTERNATIONAL, INC.

CONTACTS:                  Warren Kaplan, Chairperson
                           407-481-8007 Ext 723
                           investor@apii.com

    Action Products International Reports Strong Second Quarter Sales Results

  Company's Revenues of $2.265 Million Exceed Previous Guidance of $2 million;
                       Strong Growth Expected to Continue
                               Throughout the Year

ORLANDO, Florida (July, 9, 2003) - Action Products International Inc. (NASDAQ-SC: APII), a leading specialty toy manufacturer producing educational and non-violent branded toys for children in preschool through primary grades, reported today second quarter revenues of $2.265 million, for the period ended June 30, 2003, a 53% increase versus the same period in 2002. The company previously expected second quarter sales to be up 30%. The Company's sales increase is a result of growing interest in its educational toy brands including I DIG DINOSAURS(R), Space Voyagers(R), Jay Jay The Jet Plane Wooden Adventure System(TM), and Climb-@-Tron(TM).

"The gains represent growing consumer acceptance of all of our branded lines of fun, educational and non-violent toys," said Ron Kaplan, Action Products International's CEO. "We are receiving increasing re-orders from independent toy retailers, and our preorder backlog is at a record high. We expect strong sales in the third quarter as we continue to build relationships with more specialty toy retailers. Our industry is hopeful for a good holiday season driven by pent up spending on consumer products leading up to the current quarter."

The company expects to report second quarter results later this month and to provide guidance for the balance of 2003 at that time.

ABOUT ACTION PRODUCTS INTERNATIONAL

Action Products International, Inc. is a manufacturer of educational and non-violent toys for children in preschool through primary grades, emphasizing fun, quality brands including Jay Jay The Jet Plane Wooden Adventure System(TM), I Dig Dinosaurs(R) and I Dig Treasures(R) excavation activity kits, Space Voyagers(R) ("The most authentic Space Toys on Earth"), Climb@Tron(TM) window-climbing animals and robots, Play and Store(TM) themed playsets, Kidz Workshop(TM) wooden projects, and Drop Zone Extreme(TM) parachute toys. Its products are marketed and sold to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers, and educational markets in the United States and worldwide.



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For more information on Action Products toys, email marketing@apii.com
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Any  statements  that are not  historical  facts  contained  in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.